EXHIBIT 10.7 DynCorp INTERNATIONAL William L. Ballhaus President and CEO

July 31, 2009

Mr. Gregory S. Nixon

2760 Rittenhouse Street, NW

Washington, DC 20015

Dear Mr. Nixon:

I am pleased to offer you employment with DynCorp International LLC (the “Company”) as Senior Vice President, General Counsel and Corporate Secretary, effective September 21, 2009. In this capacity, your office location will be Falls Church, Virginia, and you will report directly to me.

You will be classified as an exempt employee. Your salary will be payable in bi-weekly increments of fifteen thousand three hundred eighty four dollars and sixty-one cents ($15,384.61), less statutory deductions, for an annualized rate of four hundred thousand dollars ($400,000).

In this position, you will participate in the company’s Executive Incentive Plan (EIP). Your individual target for FY-10 will be sixty percent (60%) of your annual salary as of your date of hire. You will receive EIP consideration for the full Plan Year which, for fiscal year 2010, begins 04 April 2009 and ends April 2, 2010.

You will also be a participant in the company’s Long Term Incentive Plan which has been approved by the Compensation Committee of the Board of Directors of DynCorp International Inc. Your Long Term Incentive Plan Award at time of hire will be 30,000 Restricted Stock Units in accordance with and subject to the provisions of the DynCorp International 2007 Omnibus Incentive Plan. These units are performance based with key terms summarized on the attached “Term Sheet”.

Contingent upon your signing the attached “Acknowledgement of Employee Obligation with Respect to Signing Bonus”, you will be provided a signing bonus of one hundred thousand dollars and no cents ($100,000.00), less statutory deductions. Payment of such bonus will be made within fifteen (15) days of your first day of employment.

You will participate in DynCorp International’s Executive Benefits Program and are also eligible to participate in DynCorp international’s flexible benefits program. You will have ten (10) working days from your starting date to compete and submit your enrollment form. Regardless the date on which the enrollment form is completed during the ten (10) working day enrollment period, your elections will be effective for you and your eligible dependents as of your first day of employment. After the enrollment period closes, you will be unable to change your benefits until the next annual benefits enrollment period.

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia. 22042

Phone: (703) 462-7100 - Fax: (703) 4S2-7210-www.dyn-jntl.com

DynCorp INTERNATIONAL William L. Ballhaus President and CEO

In addition to company-paid holidays, you will receive twenty (20) days of paid time off per year.

You will serve as an employee at will. You can resign your employment at any time and can be terminated at any time. However, in the event the Company terminates your employment without “cause” as defined in and subject to the conditions set forth in the Covenants and Post-Employment Obligations Agreement (the “Agreement”) dated as of the date hereof, the Company will pay you severance in the amounts set forth in such Agreement.

In accordance with federal law, employees are required to furnish proof of their authorization to work in the United States within three days of the date on which they begin employment. Therefore, please bring on your first day of employment the appropriate documents to fulfill these requirements.

This offer of employment is valid for a period of ten (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below with the executed document returned to the attention of Dianne Walker, Senior VP of Human Resources, by either e-mail (Dianne Walker@dvn-intl.com) or fax (817) 224-1794.

The foregoing summarizes DI’s offer. The Company will provide you with a “Covenants and Post- Employment Obligations” Document setting out the terms and conditions of your employment in greater detail and which forms an integral part of this offer of employment. I look forward to your positive response and would welcome working closely together to advance DynCorp International’s global interests and growth.

Sincerely,

DynCorp International LLC

/s/ William L. Ballhaus

William L. Ballhaus

President and Chief Executive Officer

DynCorp International LLC

I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International retains the same right. I further understand that the terms of this offer of employment supersede the terms of all previously executed offers of employment.

/s/ Gregory S. Nixon	August 5, 2009
Gregory S. Nixon

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia. 22042

Phone: (703) 462-7100 - Fax: (703) 4S2-7210-www.dyn-jntl.com

COVENANTS AND POST-EMPLOYMENT OBLIGATIONS AGREEMENT

THIS COVENANTS AND POST-EMPLOYMENT OBLIGATIONS AGREEMENT (“Agreement”) is entered into as of September     , 2009 between DynCorp International LLC, a Delaware limited liability company (“the Company”) and Gregory S. Nixon (“Employee”).

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Employee as Senior Vice President, General Counsel and Corporate Secretary. Employee agrees to devote his full business time and best efforts to the performance of his services hereunder, excluding vacation periods and periods of illness or incapacity and to perform his services under this Agreement faithfully, diligently, and to the best of his skill and ability.

Employee will perform his duties and services at the Company’s Falls Church headquarters, except that Employee agrees to make such business trips to the Company’s other locations as may be reasonable and necessary in the performance of his services under this Agreement.

Employee acknowledges that at all times he is an employee at will, who can leave his position at any time, for any reason. Similarly, the Company can terminate your employment at any time for any reason, with or without cause. However, both parties acknowledge that the post-employment obligations stated in this Agreement shall continue after the termination of Employee’s employment, regardless of the reason.

2. Compensation and Benefits. In consideration of and as compensation for the services agreed to be performed by Employee hereunder, the Company agrees to pay Employee during the Term of this Agreement a base salary of $400,000 per year, less standard deductions and withholdings, payable bi-weekly in accordance with the Company’s regular payroll practices.

During the Term of this Agreement, in addition to the Base Salary provided above, Employee shall be eligible to receive additional incentive compensation in an amount not to exceed amounts prescribed in the Company’s Executive Incentive Compensation Plan (“EIF”) using a target incentive percentage of no less than sixty percent (60%) of Employee’s base salary.

Employee will also be a participant in the company’s Long Term Incentive Plan which has been approved by the Compensation Committee of the Board of Directors of DynCorp International Inc. Employee’s Long Term Incentive Plan Award at time of hire will be 30,000 Restricted Stock Units in accordance with and subject to the provisions of the DynCorp International 2007 Omnibus Incentive Plan. These units will be performance based with key terms summarized on the attached “Term Sheet.”

3. Termination of Employment. Employee’s employment with the Company may be terminated under the following conditions:

(A) If Employee is terminated for cause or submits his voluntary resignation, he shall be entitled to all salary earned through the date of termination or resignation and any accrued vacation benefits.

For purposes of this Agreement, the term “cause” is defined to include:

a.	willful and continued failure by the Employee to substantially perform his duties with the Company;

b.	willful conduct by the Employee that causes material harm to the Company, monetarily or otherwise;

c.	the Employee’s felony conviction arising out of on or off-duty conduct occurring during his employment;

d.	willful malfeasance or willful misconduct by the Employee in connection with his duties.

(B) If the Employee is terminated without cause within five (5) years of the date on which he commences employment, the Company will pay Employee (1) all salary earned through the date of termination or resignation and any accrued vacation benefits, (2) a severance amount equal to 1.0 times his base salary in effect at time of termination, less standard deductions and withholdings payable at time of termination, and (3) a pro-rated portion of his Executive Incentive Compensation based on projected Company performance through the termination date.

If Employee is terminated without cause more than five (5) years after the date on which he commenced employment, the Company will pay Employee all salary earned through the date of termination or resignation and any accrued vacation benefits and a pro-rated portion of his Executive Incentive Compensation based on projected Company performance through the termination date.

(C) If the Employee is unable to work due to Death or a permanent disability that precludes continued employment, he or his estate shall be entitled to all salary earned through the date of termination or resignation and any accrued vacation benefits. The Company will also pay Employee a pro rated portion of his Executive Incentive Compensation based on projected Company performance through the termination date.

4. Non-Competition. In consideration for employment by the Company and the compensation and benefits set forth in paragraph 2 above, the Employee covenants and agrees that during his employment with the Company and for a period of twelve (12) months after termination of his employment with the Company regardless of the reason for this termination, Employee shall not directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, organize, establish, own, operate, manager, control, engage in, participate in, invest in, permit the Employee’s name to be used by, act as a consultant or advisor to, render services for (along or in associate with any person, firm, corporation, or business organization), be employed by or otherwise assist any person or entity that engages in, owns, invests in, operates, manages, or controls any venture or enterprise that directly or indirectly, exclusively or occasionally, engages or proposes to engage in providing services that are competitive to those services provided by the Company or anticipated in the Company’s business plan as of the date of termination of the Employee’s employment.

In the event Employees works for the Company for less than twelve (12) months prior to separation, the non-competition provisions in (his paragraph shall remain in effect for a period equal to the term of Employee’s employment with the Company (e.g., if Employee works for the Company for 10 months, the non-competition provisions above shall remain in effect for 10 months).

Nothing in this paragraph shall preclude Employee from purchasing for investment purposes only any stock or corporate security traded on a national securities exchange so long as such ownership does not violate the Company policies or the Company’s Code of Ethics and Business Conduct.

The Employee expressly acknowledges that the restrictions stated in this paragraph are reasonable and necessary to protect the Company’s interests and goodwill, and are a material inducement for the Company to employ the Employee and provide the compensation and benefits described in this Agreement.

5. Assignment. Employee may not assign, transfer, or delegate his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

6. Indemnification. The Company agrees at all times during the Term of this Agreement and thereafter, to indemnify, defend and hold the Employee, his heirs, estate and legal representatives harmless from any and all claims, liabilities, demands, allegations, causes of action, or other threats, related to and in any way arising out of the services provided by the Employee under this Agreement or at the request of the Company provided, however, that this indemnification shall not apply to acts or omissions that are the result of conduct that would preclude the Employee from receiving indemnification under Section 145 of the Delaware General Corporation Law in effect from time to time. Upon receipt of notice of the assertion of any such claim, liability, demand, allegation, cause of action or other threat, the Company shall pay the Employee the cost of his defense by a counsel mutually acceptable to the Company and Employee, and shall be responsible for the full payment of any judgment including damages or penalties, including punitive damages or penalties, that may be assessed or payable as a result of a settlement to which the Company and the Employee consent, including the deductible portion of any loss covered by Director and Officer Liability Insurance. Nothing herein shall limit the rights of the Employee to the protections afforded by the Directors and Officers Liability Insurance as in effect from time to time.

7. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby superseded and are of no further force or effect. This Agreement may be modified or amended only by a written agreement that is signed by the Company and Employee. This Agreement may be executed in several counter-parts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

8. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void, or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9. Applicable Law. This Agreement and the rights and obligations of the Company and Employee there under shall be governed by, and construed and enforced under the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such State, without regard to Virginia’s conflict of laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

DynCorp International LLC By:

By:	/s/ William L. Ballhaus

Gregory S. Nixon

/s/ Gregory S. Nixon	August 4, 2009

Acknowledgment of Employee Obligation

with Respect to Signing Bonus

In the event my employment with DynCorp International LLC (“the Company”) is terminated by voluntary resignation or termination for cause within twelve (12) months of the date of my hire, I agree to reimburse to the Company, immediately upon termination, for a pro-rata share of my signing bonus at the rate determined by this formula:

12-Number of Complete Months Served	x	Amount of Signing Bonus
12

For example, if my employment is terminated by resignation or termination for cause after 5 complete months of service, I would be obligated to reimburse the Company at the rate of 12-5 x Amount of Signing Bonus.

                                                                                    12

In the event of such termination or discharge, I further authorize the Company to deduct from my wages and any other amounts due and owing to me such amounts as may be necessary to reimburse the Company, with interest* to date from the termination or discharge until fully paid. I further agree, in such event, to pay all expenses that the Company incurs in collecting such amounts, including reasonable attorney’s fees if the Company deems it necessary to seek legal assistance for collection.

/s/ Gregory S. Nixon
Witness	Gregory S. Nixon

August 5, 2009
Date

*	The interest rate will be the prime rate charged by the company’s bank at the time an actual obligation was recognized, i.e., as of the date of the individual leaves the company employment rolls.